Exhibit 10.3

ADDENDUM 1 TO
TECHNOLOGY LICENSE AND DISTRIBUTION AGREEMENT

            This Addendum 1 (the “Addendum”) to the Technology License and Distribution Agreement dated October 31, 1995 (the “Agreement”) by and between Sun Microsystems, Inc., acting by and through its JavaSoft business unit (“Sun”), and Borland International, Inc. (“Licensee”) is entered into this 25th day of June, 1998 (the “Effective Date”) by and between the same parties.

RECITALS

WHEREAS the parties have previously entered into the Agreement concerning the license of certain Java technologies and now wish to amend the Agreement to license additional Java technologies;

NOW THEREFORE, Sun and Licensee enter into this Addendum on the following terms:

1.0	DEFINITIONS

Section 1.0 - Definitions of the Agreement is amended by the substitution of the following definitions for the original definitions:
            1.13 “Technology” means each specific Java technology licensed by Sun hereunder, as more fully described in Exhibits A and Exhibits C-1 through C-n and all Upgrades, Updates, localizations or other enhancements provided to Licensee as specified in this Addendum 1.

Section 1.0 - Definitions of the Agreement is amended by the addition of the following definitions:

            1.19 “Java Test Suites” means the applicable test suites associated with each Technology, as may be revised by Sun during the Term.

EXHIBITS

Exhibits C-12 Java Web Server is added to the Agreement and attached hereto.

IN WITNESS WHEREOF, the parties have caused this Addendum to the Agreement to be executed by their duly authorized representatives.

Sun Microsystems, Inc.:		Licensee:

By:	[signature illegible]	By:	/s/ R.A. LeFaivre

Name:	[illegible]	Name:	Richard LeFaivre

	(Print or Type)		(Print or Type)

Title:	[illegible]	Title:	Sr. VP, R&D

Date:	[illegible]	Date:	7/7/98

EXHIBIT C-12

Java Web Server

I.	Description of Technology and Documentation

a. The java Web Server consists of the following Class Libraries-
i) Administration Classes:
- Applet-based GUI to administration capability
(includes Microline 3.0 Component Toolkit and Key Class in binary code form only which may be distributed at no additional fee subject to terms and conditions included in the READ ME file)
- mechanism to start/stop services
- mechanism to configure parameters
- Properties
- Support for remote loading of Servlets
- Admin support for multiple server processes
- Local Administration and Help through HTML Bean in binary code form only
ii) Security Classes:
- Secure Sockets Layer (SSL) support in binary code form only (Export version provided where applicable)
- Dynamically configurable access control lists
- Basic and MD5 Digest authentication
- Servlet signing support
iii) Thread and Connection Management Classes:
- Handler thread time-out
- Time-out on connections
- Connections to thread mapping
iv) Session Management Classes:
- Track simultaneous user sessions
- Persistent session storage
v) Logging Classes:
- Support for rolling log
- Network logging (specify host and port)
- Customizable, common, and extended logging formats
vi) Key Classes:
- in binary code form only and subject to Section VII below.
vii) Servlet Bean Classes:
- instantiates servlets as beans
viii) Page Compilation/Java Server Pages Classes:
- support for embedding java in an html page
- support for <BEAN> tag within html page
ix) HTTP 1.1 Classes:
- web engine that talks HTTP 1.1 protocol
xi) Utilities:
- regular expression support
- fast RAM and Disk cache
- Alarms
xii) Custom Servlet Classes:
- templating
- server-side include
- CGI
b. JRE 1.1.4 in binary code form only

c. SSL: source code form excluding the BSAFE library (note: Export restrictions apply)
d. Documentation: Java Web Server Documentation (in source form/soft copy)

e. Licensee shall also receive a one time drop of the source code for the Servlet Development Kit and associated source code offered by Sun for Netscape and MS web servers. Licensee will not receive any technical support or Upgrades for this technology.

II.	Field(s) of Use:
	1.	For use with (or as part of) Corba Based Application Servers. Cannot be shipped stand-alone.
	2.	SSL with Licensee’s CORBA Object Request Broker.

III.	Product List: To be provided by Licensee

IV.	Schedule of Fees and Royalties:
A.	Upfront Source License Fee:		*****
OS/CPU Platforms Available from Sun:
	Windows NT/95	X
	Solaris/SPARC	X

There are no current localized versions of this technology. If and when available any supplemental source for localized versions of the Java Web Server will be available for each L10N supplement at the following price:

	Single Locale		*****
	Three Locales		*****
	All Locales		*****

B.	Annual Support and Upgrade Fees:		*****
*Due upon Effective Date for the initial 2 and 1/2 years from the Effective Date of this Addendum. Thereafter, Support and Upgrades are optional and Licensee will receive no further Support and/or Upgrades unless the Annual Support and Upgrade fee is paid. In the event Licensee elects to receive further Support and Upgrades after the first 2 and 1/2 years, it will be available at a fee of *****.
Subject to payment of the Annual Support and Upgrade Fees, Licensee shall be entitled to receive all upgrades and updates incorporated within the 1.x version the Java Web Server. Beyond the 1.x version of the Java Web Server Licensee shall continue to be entitled to recieve all enhancements to features and functionality found in version 1.x of the Java Web Server. Licensee shall be entitled to receive all upgrades and updates to Locales (provided the source to such Locale is provided to Licensee pursuant to IV. A. above). Beyond the 1.x version of the Java Web Server Licensee shall recieve all updates, upgrades, and enhancements except for code associated with new major functionality, as reasonably defined by Sun.
In the event of an assignment under the Agreement as set out in Section 11.9, except in an assignment to a wholly or majority owned subsidiary which will not require consent, the foregoing optional elections for Support and Upgrades shall not transfer. The transferee has a period of six (6) months from assignment to negotiate the optional Support Upgrades and annual subscription rates to distribute such Upgrades.

C.	Binary Distribution Royalties per unit:
Notwithstanding anything to the contrary in the Agreement (including for any fees or royalties required for different Technologies in any other Exhibit C of the Agreement), Licensee shall pay solely the following amounts for the distribution of the Java Web Server:
i) Licensee shall make a non-refundable prepayment of royalties in the amount of ***** in lieu of per unit royalties.
ii) In the event Licensee elects to receive Support and Upgrades beyond the initial 2 and 1/2 years stated above, Licensee will pay an additional non-refundable prepayment of royalties in the amount of ***** in lieu of per unit royalties for each additional year Licensee receives such additional Support and Upgrades.

*****	Confidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

iii) Licensee may only distribute the BSAFE component contained within the SSL binary if Product includes a Sun trademark or other notice identifying Sun as a supplier, and is for an end user or Licensee is otherwise authorized to do.

V.	Compatibility Requirements
Notwithstanding anything to the contrary in the Agreement, there are no Sun compatibility requirements which Licensee must pass with respect to the Java Web Server to distribute Products.

VI.	Compatibility Logo N/A

VII.	Description of Support and Upgrades

a. Updates and Bug Tracking. Subject to payment of the fees specified in this Exhibit C, Licensee shall have access to the Technology, Updates upgrades, and bug fixes (subject to IV. B. and C. above) and the JavaSoft bug tracking database via Sun’s commercial licensee web site, and shall be included on Sun’s commercial licensee general support alias. Licensee shall have access to the JavaSoft commercial licensee FTP site for the purpose of down loading FCS releases of Updates, as well as early access versions of the Technology as Sun makes such versions available.
b.Technical Support. In addition to the Updates and bug reporting specified above, Sun shall provide up to the equivalent of one quarter (1/4) time engineer to provide technical support to Licensee including email, facsimile and telephone support (during regular business hours Pacific Standard Time). The selection of the support engineer shall be at Sun’s discretion, subject to Licensee’s reasonable approval. Licensee may designate a maximum of two (2) contact within Licensee’s organization to interface with the Sun support organization. The support engineer will provide the following services:
            i) arrange meetings or discussions with Sun technical and management personnel;
            ii) provide technical assistance in development of Permitted Derivative Works;
            iii) respond to bug reports from Licensee within one (1) business day provided that Licensee provides such report to their named contact person;
            iv) respond to Licensee within three (3) business days with an estimate of the time it would take to resolve the issue;
            v) use commercially reasonable efforts to resolve the issue within five (5) business days.
            vi) develop bug fixes and workarounds;
            vii) bug tracking for releases;
            viii) develop and assist Licensee with integration of source patches as reasonably requested by Licensee; and
            ix) provide existing and future Documentation as available.
c. Escalation Process. In the event the foregoing Technical Support process is not adhered to by Sun, Licensee shall i) contact the assigned Licensee Engineering contact person, if no satisfactory response then ii) contact Sun’s Manager OEM Support Engineering and if no satisfactory response then iii) contact Sun’s VP Engineering.

VIII.	Supplemental Terms.

These terms and conditions for Java Web Server supplement the terms and conditions of the Agreement. Capitalized terms not defined herein shall have the meaning specified in the Agreement. These terms and conditions shall supersede any inconsistent or conflicting terms and conditions in the Agreement.

a. Microline Key Classes.

           1. Licensee may use the Key Class solely for the purpose of utilizing the Microline Component Toolkit class libraries in authorized extensions of the Java Web Server Administration Tool, and distribute the Key Class embedded/contained in such extensions. To this end, Licensee may:

a)use one copy of the Key Class on a single computer;
b) use the Key Class to enable the additional functionality of the Microline Component Toolkit in applets and applications Licensee creates;

c) distribute the Microline Component Toolkit and Key Class bundled with Licensee’s implementation of the Java Web Server, and authorize Licensee Java Web Server licensees and authorized sublicensees to use the Key Class solely for the purpose of utilizing the Microline Component Toolkit class libraries in authorized extensions of the Java Web Server Administration Tool, and distribute the Key Class embedded/contained in such extensions;

d) develop Java applets or applications containing the Key Class and distribute the Key Class embedded/contained in an applet or applications;
e) make one copy of the Key Class for archival purposes, or copy the Key Class onto the hard disk of a computer and retain the original for archival purposes.
2. Licensee may not, except as provided in Section 1.c) above:
a) cause or permit unauthorized copying, reproduction or disclosure of any portion of the Key Class, or any instructions, manuals, or other documentation which accompanies the software;
b) distribute the Key Class as part of a toolkit which would allow other developers to enable the restricted functionality in the Microline Component Toolkit;
c) distribute the Key Class without containing/embedding it in an applet or application;
d) sublicense, rent or lease any portion of the Key Class;
e) reverse engineer, decompile, disassemble, modify, translate, make any attempt to discover the source code of the Key Class, or create derivative works from the Key Class.

b. Export Restrictions. The Java Web Server contains encryption technology which is subject to U.S. Export Administration Regulations. Diversion of such Software contrary to U.S. law is prohibited. Licensee agrees that neither the Software nor any direct product therefrom is being or will be acquired for, shipped, transferred, or reexported, directly or indirectly, to proscribed or embargoed countries or their nationals, nor be used for nuclear activities, chemical biological weapons, or missile projects unless authorized by the U.S. government. Proscribed countries are set forth in the U.S. Export Administration Regulations. Countries subject to U.S. embargo are: Cuba, Iran, Iraq, Libya, North Korea, Syria, and the Sudan. This list is subject to change without further notice from Sun and Licensee must comply with the list as it exists in fact. Licensee certifies that it is not on the U.S. Department of Commerce's Denied Persons List and affiliated lists nor on the U.S. Department of Treasury's Specially Designated Nationals List.Licensee agrees to comply strictly with all U.S. export laws and assumes sole responsibility to obtain licenses to export or reexport as may be required.

a. With respect to the “weak” or “for export” (i.e. SSL component with 40 bit encryption or less) version of the Software, Licensee may export this version of the Software subject to import regulations in certain countries (for example, France).

b. With respect to the “strong” or “not for export” (i.e. SSL component with greater than 40 bit encryption) version of the Software, Licensee may not use or export such version anywhere other than the United States or Canada.

c. Licensee is responsible for complying with any applicable local laws, including but not limited to the export and import regulations of other countries.

d. These obligations survive expiration or termination of this Agreement.

c. Source Code License. In addition to the rights granted under Section 2.1 of the Agreement, Sun hereby grants to Licensee, solely for the Field(s) of Use specified in this Exhibit C-12, a non-exclusive, perpetual, royalty free, worldwide right and license to use, reproduce and modify the (i) Source Code to the Java Web Server, (ii) the Source Code to plug-ins and servelets provided under this Exhibit, (iii) any Upgrades, Updates, any enhancements or bug fixes or Locales to Java Web Server as provided to Licensee under this Exhibit and (iv) any documentation to the Java Web Server to create Products and Derivative Works.

d. Third Party Support for Products. In addition to the sublicense rights granted under Section 2.1b. (iii) of the Agreement, Licensee may sublicense and deliver a copy of the Source Code of the Java Web Server Technology and any Documentation bundled within Products (i) to third parties only in association with the sublicensing of Licensee Products in source form, and solely for the purpose of enabling such third party to provide support and Bug Fixes for Products, and (ii) to a source code escrow company for redistribution to third party licensees of the Licensee Product for such third parties to use in providing support and Bug Fixes for the Licensee Product in the event (a) Licensee becomes insolvent or a petition in bankruptcy has been filed in Licensee’s name, whether voluntarily or otherwise; or (b) Licensee fails to perform its technical support obligations to such third party. Such arrangements must be under a written agreement consistent with the terms contained herein and any such third party shall be granted no additional rights to modify, distribute or sublicense the Java Web Server source code Technology. Licensee shall provide Sun notice of any such third party licensee.

e. Product Distribution License. In addition to the rights granted under Section 2.2 of the Agreement, Sun hereby grants to Licensee, solely for the Field(s) of Use specified in this Exhibit C-12, a non-exclusive, perpetual, royalty free, worldwide right and license to use, modify, reproduce, distribute and otherwise sublicense, in whole or in part, in binary form only, the: (a) Product(s) incorporating the Java Web Server technology; and (b) any Upgrades, Updates, or any enhancements or bug fixes for Product(s) incorporating the Java Web Server, as provided to Licensee under this Exhibit, and Licensee may use such direct end user distribution channels, including electronic distribution, as Licensee deems appropriate.

f. Other Technologies. The continuation of this Addendum is not dependent on the continued license of any other technology licensed by Sun, whether or not set out in any other Exhibit to the Agreement.

g. Ownership by Licensee of Java Web Server Derivative Works. Notwithstanding anything to the contrary in the Agreement, Licensee retains all right, title and interest in the Products incorporating the Java Web Server and Derivative Works of the Java Web Server created by or for Licensee as authorized hereunder, subject to Sun’s underlying ownership rights in the Java Web Server.

h. Attribution
Licensee may make reference to their Java Web Server Source technology license provided Licensee’s of Sun trademarks are in compliance with the Sun Trademark and Logo guidelines and Java Branding policy (located at http://java.sun.com/trademarks.html).

i. Marketing and Press Announcements.
Licensee is hereby granted the right to issue a press announcement relating to the Java Web Server Source Technology license addendum provided such announcement is reviewed and approved by Sun prior to its release. Sun’s approval will not be unreasonably withheld.

IX.	End User License Terms
Licensee shall include the following terms and conditions, provided that Licensee shall substitute Licensee’s name in place of Sun as appropriate.

1.        Restrictions. Software is confidential copyrighted information of Sun and title to all copies is retained by Sun and/or its licensors. Customer shall not modify, decompile, disassemble, decrypt, extract, or otherwise reverse engineer Software. Software may not be leased, assigned, or sublicensed, in whole or in part. Software is not designed or intended for use in on-line control of aircraft, air traffic, aircraft navigation or aircraft communications; or in the design, construction, operation or maintenance of any nuclear facility.

2.        Export Regulations. Software, including technical data, is subject to U.S. export control laws, including the U.S. Export Administration Act and its associated regulations, and may be subject to export or import regulations in other countries. Customer agrees to comply strictly with all such regulations and acknowledges that it has the responsibility to obtain licenses to export, re-export, or import Software. Software may not be downloaded, or otherwise exported or re-exported (i) into, or to a national or resident of, Cuba, Iraq, Iran, North Korea, Libya, Sudan, Syria or any country to which the U.S. has embargoed goods; or (ii) to anyone on the U.S. Treasury Department’s list of Specially Designated Nations or the U.S. Commerce Department’s Table of Denial Orders.

3.        Restricted Rights. Use, duplication or disclosure by the United States government is subject to the restrictions as set forth in the Rights in Technical Data and Computer Software Clauses in DFARS 252.227- 7013(c) (1) (ii) and FAR 52.227-19(c) (2) as applicable.

4.        Microline Key Classes. Include the Microline Key Classes provisions specified in Section VIII. above.

X. Complete Understanding. This Addendum together with the TLDA constitutes and expresses the final, complete and exclusive agreement and understanding between the parties with respect to its subject matter and supersede all previous communications, representations or agreements (including all provisions of the Internal Evaluation License between the parties dated_______), whether written or oral, with respect to the subject matter of this Addendum. In the event of a conflict between the terms of this Addendum and the Agreement, the terms of this Addendum shall prevail.